UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): March 26, 2008

TBS INTERNATIONAL LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	000-51368	98-0225954
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Commerce Building
Chancery Lane
Hamilton HM 12, Bermuda
(Address of Principal Executive Offices)

(441) 295-9230
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On March 26, 2008, TBS International Limited (the "Company"), through 25 of its wholly owned subsidiaries entered into a credit agreement to amend and restate the existing Bank of America Credit Facility.  The amendment increased the total credit facility to $267.5 million, which is comprised of a $142.5 million term loan facility and a $125.0 million revolving credit facility.  The Company made a full drawdown on the term loan facility of $142.5 million to payoff outstanding principal and interest due on the existing Bank of America Credit Facility, pay closing costs, including deferred financing costs, and for general corporate purposes.  The Credit Agreement is collateralized by ship mortgages on 25 vessels, as well as an assignment of all charter hires, earnings related to the collateral and insurance proceeds. The obligations of the borrowing subsidiaries under the credit agreement are guaranteed by the Company and certain other non borrowing subsidiaries as named in the credit agreement.   Each subsidiary of the Company with an ownership interest in the collateralized vessels has provided an unconditional guaranty and pledged any insurance proceeds received related to the vessels.  The twenty-five subsidiaries are: Albemarle Maritime Corp., Arden Maritime Corp., Avon Maritime Corp., Birnam Maritime Corp., Bristol Maritime Corp., Chester Shipping Corp., Darby Navigation Corp., Dover Maritime Corp., Elrod Shipping Corp., Exeter Shipping Corp., Frankfort Maritime Corp., Glenwood Maritime Corp., Hansen Shipping Corp., Henley Maritime Corp., Hudson Maritime Corp., Montrose Maritime Corp., Oldcastle Shipping Corp., Rector Shipping Corp., Remsen Navigation Corp., Sheffield Maritime Corp., Sherman Maritime Corp., Sterling Shipping Corp., Stratford Shipping Corp., Vernon Maritime Corp., and Windsor Maritime Corp.

The syndication of lenders is made up of: Bank Of America, N.A., as the Administrative Agent and Lender, Citibank, N.A. and DVB Group Merchant Bank (Asia) Ltd., as co-syndication Agents and as Lenders, TD Banknorth, N.A., as Documentation Agent and lender, and Banc Of America Securities LLC, as Sole Lead Arranger and Book Manager.  This syndication also includes the following lenders:  Keybank, N.A., Capital One Leverage Finance Corp., Guaranty Bank, Merrill Lynch Commercial Finance Corp., Webster Bank National Association, Comerica Bank and Tristate Capital Bank.

The term loan facility of $142.5 million is repayable over four years in quarterly installments of $9.5 million with the last installment due December 31, 2011.  The non-amortizing revolving credit facility is due March 26, 2012.  The Company can elect, as the time of borrowing, for interest on the revolving loan facility to be either at a base rate or at LIBOR plus a margin.  The interest rate margin currently is 2.25%, but will become adjustable after September 30, 2008 and on or before November 14, 2008.  Once the margin becomes adjustable, it can vary quarterly in 0.50% increments between four pricing levels ranging from 1.25% to 2.75% based on the consolidated leverage ratio.

The Loan Agreement contains the following covenants:

•
Minimum Consolidated Tangible Net Worth, as defined in the agreement, of not less than $235.0 million plus 75% of cumulative quarterly Consolidated Net Income earned in each full fiscal quarter after the quarter ended September 30, 2007, and 100% of the proceeds of any equity securities issued by the Company and its subsidiaries, including the conversion of debt securities into equity interests on or after the date of the agreement.

•
Minimum Cash Liquidity defined as Qualified Cash (cash and cash equivalents) plus revolving loan facility availability, as defined in the credit agreement, in an average daily amount during each calendar month of not less than $15.0 million.

•
Maximum Consolidated Leverage Ratio defined as total funded debt, excluding Permitted New Vessel Construction Indebtedness of $150.0 million, to consolidated earnings before interest, taxes, depreciation and amortization or consolidated EBITDA, as defined in the agreement, for any time period to be equal to or less than 3.00 to 1.00.

•	Fixed Charge Coverage Ratio based on consolidated EBITDA of not less than 1.50 to 1.00 for any fiscal quarter and for the period of four fiscal quarters for the period then ending.

In connection with the closing of the Bank of America credit facility our other the lenders, specifically  The Royal Bank of Scotland, Credit Suisse and DVB,  have  changed the financial covenants in their respective credit agreements to conform to the above.

The Credit Agreement contains standard covenants requiring the Company and its subsidiaries, among other things, to maintain the vessels, comply with all applicable laws, keep proper books and records, preserve the corporate existence, maintain insurance, and pay taxes in a timely manner.  Further, the outstanding loan amount cannot exceed 60% of the fair market value of the vessels subject to the mortgage. Events of default under the loan agreement include, among other things:

•	any failure to pay principal thereunder when due or to pay interest or fees on the due date;
•	material misrepresentations;
•	default under other credit agreements;
•	default in the performance or observation of any covenants;
•	any event of insolvency or bankruptcy;
•	any final judgments or orders to pay more than $2.0 million that remain unsecured or unpaid;
•	change of control; as defined in the agreement; and
•	any failure of a collateral document, after delivery thereof, to create a valid mortgage or first-priority lien.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TBS INTERNATIONAL LIMITED

Date: March 31, 2008	By:	/s/ Ferdinand V. Lepere
Ferdinand V. Lepere
Executive Vice President and Chief Financial Officer